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                                                                     Exhibit 2.4

                                AMENDMENT NO. 1
                                ---------------


          Amendment No. 1, dated as of September 30, 1997 to the Agreement and Plan of Merger ("Merger Agreement") dated as of August 13, 1997 among Elcotel, Inc. ("Elcotel"), Technology Service Group, Inc. ("TSG") and Elcotel Hospitality Service, Inc.

          WHEREAS the parties hereto are parties to the Merger Agreement; and

          WHEREAS the parties hereto desire to amend the Merger Agreement as provided herein.

          NOW, THEREFORE, in consideration of the mutual promises herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. The first sentence of Section 4.05(a) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

          "The authorized capital stock of Elcotel consists of 20,000,000 shares of Elcotel Common Stock, par value $0.01 per share on the date of this Agreement and, subject to the approval of the stockholders of Elcotel and the filing of an amendment to the certificate of incorporation of Elcotel to increase the authorized capital stock, will consist of 30,000,000 shares of Elcotel Common Stock, par value $0.01 per share, at or prior to the Effective Time."

          2. The last sentence of Section 4.05(a) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

               "Except (i) for up to 87,800 shares of Elcotel Common Stock that may be issued to Wexford Management, LLC ("Wexford") and Cameron Associates ("Cameron"); (ii) as set forth in this Section 4.05, (iii) for Elcotel Common Stock that may be issued as provided in Section 5.02(f); and (iv) for the transactions contemplated by this Agreement (including those permitted in Article II), there are outstanding (x) no shares of capital stock or other voting securities of Elcotel, (y) no securities of Elcotel convertible into or exchangeable for shares of capital stock or voting securities of Elcotel, and (z) no options, warrants or other rights to acquire from Elcotel, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, obligating Elcotel to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Elcotel or obligating Elcotel to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (x), (y) and (z) being referred to collectively as the "Elcotel Securities")."

          3. Section 5.02(a) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

               "(a) Other than with respect to an amendment to the Elcotel certificate of incorporation to increase the authorized capital stock of Elcotel from 20,000,000 shares of Elcotel Common Stock, par value $0.01 per share, to 30,000,000 shares of Elcotel Common Stock, par value $0.01 per share, Elcotel will not adopt or propose any change in its certificate of incorporation or change in its by-laws, except as and to the extent required to consummate the Merger;".

          4. Section 5.02(f) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

               "(f) Elcotel will not, and will not permit any Subsidiary of Elcotel to, issue, deliver, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Elcotel or its Subsidiaries, other than (w) issuances of up to 87,800 shares of Elcotel Common Stock to Wexford and Cameron,(x) issuances by any Subsidiary of Elcotel to Elcotel or any other Subsidiary of Elcotel,
          (y) issuances pursuant to the exercise of options granted pursuant to the Elcotel Plans described in Section 4.05(a) which are outstanding on the date hereof or granted as contemplated in clause (z) below, and
          (z) any grant of options to purchase Elcotel Common Stock to new employees of Elcotel or any of its Subsidiaries pursuant to the Elcotel Plans that could result in the issuance of not more than 75,000 shares in the aggregate of Elcotel Common Stock;".

          5. Section 5.02(h) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

               "(h) Except as set forth on Schedule 5.02(h) to the Elcotel Disclosure Letter, Elcotel will not, and will not permit any Subsidiary of Elcotel to, enter into or amend in any material respect any employment contract with any of its officers, directors or employees earning annual compensation of more than $50,000 (other than as contemplated by Section 6.06), adopt or amend any Elcotel Benefit Plan in any material respect or make any payments, awards or distributions under any Elcotel Benefit Plan or otherwise not consistent with past practice or custom except (i) as required by a contract in existence on the date hereof and

                                      -2-
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          listed on Schedule 4.15 to the Elcotel Disclosure Letter; or (ii) as
          necessary to make any Elcotel Benefit Plan listed on Schedule 4.14 to the Elcotel Disclosure Letter meet the requirements of ERISA to the extent such amendment is described in such Schedule or is approved by TSG;".

          6. Section 9.01(b)(i) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

               "(i) at any time after December 31, 1997 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by or substantially attributable to a breach of this Agreement by the terminating party;".

          7. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of Delaware.

          8. Except as expressly amended hereby, the Merger Agreement shall continue in full force and effect in accordance with the provisions thereof. As used in the Merger Agreement, the terms "this Agreement", "herein", "hereunder", "hereof" and words of similar import shall refer to the Merger Agreement as amended by this Amendment No. 1.


          IN WITNESS WHEREOF, Elcotel, TSG and Elcotel Hospitality Service, Inc. have executed this Amendment No. 1 as of the date first above written.


ELCOTEL HOSPITALITY                     ELCOTEL, INC.
  SERVICE, INC.

By:      /S/ Tracey L. Gray             By:     /S/ Tracey L. Gray
Name:    Tracey L. Gray                 Name:   Tracey L. Gray
Title:   President & COO                Title:  President & COO


                                        TECHNOLOGY SERVICE GROUP, INC.


                                        By:     /S/ Vincent C. Bisceglia
                                        Name:   Vincent C. Bisceglia
                                        Title:  President & CEO

                                      -3-